Exhibit 10(c)(xvii)

SECOND AMENDMENT TO LEASE

THIS AMENDMENT is made and entered into this 3rd day of December, 2004, by and between Middlelex Development Limited Partnership (hereinafter referred to as “Landlord”) and American Science and Engineering, Inc., a Massachusetts corporation (hereinafter referred to as “Tenant”).

BACKGROUND:

A.           Landlord and Tenant entered into a lease dated January 12, 1995, as amended by a First Amendment dated as of June 11, 1997 (the “Lease”), with respect to 115,200 square feet (the “Existing Premises”) on the first floor of the building (the “Building”) located at 829 Middlesex Turnpike, Billerica, Massachusetts (the Building and the land on which it is situated are referred to herein as the “Property”).

B.           The parties now desire to extend the term of the Lease for an additional period commencing as of March 1, 2005 and ending ten (10) years after the Final Funding Date (defined below);

C.           Tenant desires to lease additional space consisting of (i) certain high bay space consisting of approximately 26,200 rentable square feet which is to be constructed by Tenant as an addition to the Building in accordance with the terms of this Amendment, substantially in the location shown on Exhibit D attached hereto (the “High Bay Premises”) and (ii) certain additional space in the Building consisting of 24,974 rentable square feet, substantially as shown on Exhibit A attached hereto (the “Additional Premises”), to increase the floor area of the Premises to approximately 166,374 rentable square feet in the aggregate;

D.           Tenant also desires that Landlord perform certain other improvements and upgrades to existing areas and systems of the Building, as set forth herein;

E.            Landlord has agreed to lease the Additional Premises and the High Bay Premises to Tenant, to perform the improvements and upgrades and demising work more particularly described herein, and to amend the Lease in other respects, and now the parties desire to modify the Lease accordingly;

NOW THEREFORE, in consideration of the mutual undertakings contained herein, and for other good and valuable consideration, Landlord and Tenant hereby agree as follows, effective as of the date hereof (the “Effective Date”):

1.            Extension of Term. As of the Effective Date, the Term specified in Section 1.1 of the Lease is hereby extended and shall expire on the last day of the tenth (10th) Year(1) after the Final Funding Date. The “Final Funding Date” shall be that date which is the last day of the 11th

(1)           The term “Year” as used herein shall mean a period of twelve (12) consecutive full calendar months. The first Year shall begin on the Final Funding Date it the Final Funding Date is the first day of a calendar month; if not, then the first Year shall commence upon the first day of the calendar month next following the Final Funding Date. Each succeeding Year shall commence upon the anniversary date of the first Year.

full calendar month following the Site Plan Approval Date. The term “Site Plan Approval Date” shall mean the date on which the Town of Billerica approves the site plan modification contemplated by the provisions of Paragraph 20 of this Amendment, and any and all appeal periods applicable thereto have expired.

2.            Demise of Additional Premises and High Bay Premises: Additional Premises Reduction. A. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, subject to and with the benefit of the terms, covenants, conditions and provisions of the Lease, the Additional Premises and the High Bay Premises for a term commencing on the Additional Premises Commencement Date with respect to the Additional Premises and for a term commencing on the High Bay Premises Commencement Date with respect to the High Bay Premises, and continuing in each instance coterminously with the Term of the Lease as extended by Paragraph 1 above. The “Additional Premises Commencement Date” shall be the date which is the earlier to occur of (a) the date on which Landlord disburses the TI Allowance for Phase III, as hereinafter defined, and (b) the Final Funding Date. The “High Bay Premises Commencement Date” shall be the date which is the earlier to occur of (a) the date on which a temporary Certificate of Occupancy has been issued by the Town of Billerica for the High Bay Premises, and (b) the Final Funding Date. The term “Premises” as used in the Lease and in this Amendment shall collectively mean the Existing Premises, the High Bay Premises and the Additional Premises, as the context so requires.

B.   The Additional Premises are leased to Tenant in “as-is” condition, without any representations or warranties by Landlord as to their condition or suitability for Tenant’s use, and without any obligation by Landlord to perform any construction or improvements to the Additional Premises, except that Landlord shall, at its expense and so as to conform to all Applicable Laws (defined in Paragraph 5 below), (i) cause to be constructed a demising wall to separate the Additional Premises from the remainder of the Temporary Space as soon as practicable after the Effective Date, but no later than the date which is sixty (60) days following the Site Plan Approval Date, and (ii) separately demise the electrical systems, the heating, ventilating and air-conditioning systems and the life safety systems to effectively serve the Additional Premises, no later than the date which is thirty (30) days after Tenant vacates that portion of the Temporary Space remaining after Landlord constructs the demising wall contemplated in clause (i) of this subparagraph B. Landlord may elect to commence any such work during Tenant’s occupancy of the Temporary Space, and if Landlord so elects, Tenant shall cooperate with Landlord’s reasonable requirements to facilitate the performance of the demising work. Tenant shall pay Additional Rent to Landlord on account of Taxes and Operating Costs with respect to the Additional Premises as set forth in Paragraph 3 below.

C.   Tenant shall have the option to reduce the total area of the Premises by deleting up to 5,000 square feet of rentable floor area from the Additional Premises contiguous to the Vacant Space and comprising a configuration approved by Landlord (such deleted area being referred to herein as the “Deleted Premises”), provided Tenant gives notice to Landlord of its exercise of such option no later than thirty (30) days following the Site Plan Approval Date, which notice shall contain Tenant’s designation of the Deleted Premises and an effective termination date, which shall be no later than thirty (30) days following the date of Tenant’s notice as aforesaid. If Tenant satisfies all of the conditions of the preceding sentence, then effective as of the early termination date specified in Tenant’s notice, without need for a formal amendment, the Lease, as amended hereby, shall automatically be deemed further amended and shall terminate with respect only to the Deleted Premises, and from and after the early termination date each of the items listed below shall be proportionately decreased to reflect the deletion of the rentable floor area of the Deleted Premises:

(1)          the Rentable Floor Area of the Premises specified in Paragraph 3(F);

(2)                                 each adjustment of the Annual Fixed Rent Rate specified in Paragraph 3(D);

(3)                                 each adjustment of the Monthly Fixed Rent Rate specified in Paragraph 3(D);

(4)          the Tenant’s Percentage specified in Paragraph 3(F); and

(5)                                 the TI Allowance specified in Paragraph 7(A) (i.e., by deleting from the amount specified in Paragraph 7(A) the sum of $34.00 times the rentable floor area of the Deleted Premises).

In addition, Exhibit A hereto shall be modified to indicate the reduction of the Additional Premises; and the rentable floor area of the Additional Premises specified in recital “C” at the beginning of this Amendment shall be reduced by subtracting therefrom the rentable floor area of the Deleted Premises.

Notwithstanding any of the foregoing, at the request of either party, Landlord and Tenant shall execute and deliver an amendment confirming the amounts of the reduced Premises floor area, the Fixed Rent, the Tenant’s Percentage and the TI Allowance listed above, and any other applicable changes as a result of a reduction in the area of the Premises by the deletion of the Deleted Premises.

D.   Tenant will cause to be constructed the High Bay Premises in accordance with the provisions of Paragraph 6 of this Amendment.

3.            Fixed Rent; Additional Rent; Certain Amendments as of Final Funding Date. A. It is the intent of the parties that Tenant shall commence to pay fixed rent and additional rent to Landlord for the High Bay Premises as of the High Bay Premises Commencement Date. Accordingly, Tenant shall pay fixed rent for the High Bay Premises to Landlord in the manner specified for the payment of fixed rent in Section 4.1 of the Lease, at annual and monthly rates of $203,050.08 and $16,920.84, respectively, from the High Bay Premises Commencement Date through the day before the Final Funding Date, and thereafter as set forth in Paragraph E below. For the purposes of determining Tenant’s Percentage of Taxes and Tenant’s Percentage of Operating Costs under Article 4 of the Lease with respect to the High Bay Premises, the Tenant’s Percentage for the High Bay Premises shall be 14.07%. For the purposes of this Amendment and the Lease, including without limitation the provisions of Sections 8.1 and 8.2 thereof, the term “Fixed Rent” as used in the Lease shall mean and include the rent payable by Tenant for the

High Bay Premises as set forth in this subparagraph A.

B.   With respect to the Existing Premises, Tenant shall continue to pay Fixed Rent from the Effective Date at the Annual Fixed Rent Rate of $604,800.00 (i.e., $5.25 per rentable square foot), and the Monthly Fixed Rent Rate of $50,400.00 until the last day of the calendar month in which the first TI Disbursement Date occurs. As used herein, the term “TI Disbursement Date” shall mean, as to any Phase (as hereinafter defined), the date on which Landlord disburses the TI Allowance for such Phase.

C.   Tenant shall pay Fixed Rent for the Additional Premises and the Existing Premises at an increased rental rate for any portion of the Additional Premises and Existing Premises, as applicable, in which a Phase of Tenant’s Work has been completed and Landlord has disbursed the TI Allowance for such Phase. As used herein, the term “Phase” shall mean the portion of the Premises shown as Phase I, Phase II, Phase III and Phase IV, as applicable, on Exhibit G hereto. Commencing as of the first day of the calendar month following the first TI Disbursement Date, and thereafter on the first day of any calendar month following each successive TI Disbursement Date, Tenant shall pay Fixed Rent at the rate of $7.75 per rentable square foot times the rentable area of the applicable portion of the Existing Premises, or the Additional Premises, in which Tenant has completed a Phase of Tenant’s Work. The formula specified in the preceding sentence shall be utilized to increase the Fixed Rent contemporaneously with each disbursement of the TI Allowance for a Phase of Tenant’s Work in the Premises, as applicable. For the purposes of calculating the increases in Fixed Rent payable by Tenant, Tenant shall specify the rentable square footage included in a Phase of Tenant’s Work for which the TI Allowance is being disbursed, and shall submit to Landlord with each disbursement request Tenant’s determination of such square footage (which shall be determined by measuring the entire floor area contained within such Phase, taking measurement from the outside of any exterior wall and to the middle of any demising wall), subject to verification by Landlord’s architect. The foregoing increases notwithstanding, Tenant shall continue to pay Fixed Rent at the rate of $5.25 per rentable square foot times the rentable area of the Existing Premises in which a Phase of Tenant’s Work has not been completed and the TI Allowance has not been disbursed, until the earlier of (i) the Final Funding Date, or (ii) the TI Disbursement Date for such Phase of the Existing Premises. A Phase of Tenant’s Work shall be deemed “completed” on the date Tenant properly submits to Landlord the documentation required for payment of the TI Allowance for such Phase pursuant to Paragraph 7(B) below.

D.   As of the Final Funding Date, Tenant shall be obligated to pay Fixed Rent to Landlord calculated at the rate of $7.75 per rentable square foot times the rentable floor area of 100% of the Premises, even if each Phase of Tenant’s Work and the High Bay Work are not then complete. Accordingly, commencing as of the Final Funding Date, the Annual Fixed Rent Rate and the Monthly Fixed Rent Rate specified in Section 1.1 of the Lease, shall each be further amended and increased as set forth below:

Period:	Annual Fixed Rent Rate:	Monthly Fixed Rent Rate:

Final Funding Date(2) through the end of 4th Year:	$1,289,398.50 (i.e., $7.75 psf)	$107,449.87

5th Year through 7th Year:	$1,414,179.00 (i.e., $8.50 psf)	$117,848.25

8th Year through 10th Year:	$1,538,959.50 (i.e., $9.25 psf)	$128,246.62

The above rental amounts shall be proportionately reduced as applicable if Tenant exercises its right pursuant to Paragraph 2(C) to reduce the area of the Premises.

E.    Tenant shall pay additional rent to Landlord on account of Taxes and Operating Costs allocable to the Additional Premises pursuant to the provisions of Article 4 of the Lease and this subparagraph. If the Additional Premises Commencement Date occurs prior to the Final Funding Date, for the purposes of determining the Tenant’s Percentage of Taxes and Operating Costs with respect to the Additional Premises, the Tenant’s Percentage for the Additional Premises shall be the ratio of the rentable area of the Additional Premises (as the same may have been reduced pursuant to Paragraph 2(C) above) to the total rentable area of the Building at such time. As of the Final Funding Date, the Additional Premises shall be deemed integrated with the remainder of the Premises and the Tenant’s Percentage shall be as set forth in subparagraph F below.

F.    Effective as of the Final Funding Date, the Tenant’s Percentage specified in Section 1.1 of the Lease, as previously amended, shall be further amended and increased to 89.36% by the inclusion of the High Bay Premises and the Additional Premises into the Existing Premises. It is understood that the independent percentages specified in subparagraphs A and E above with respect to the High Bay Premises and the Additional Premises are solely for the purpose of determining Taxes and Operating Costs applicable to such premises during the interim period prior to the Final Funding Date and shall have no further applicability after such date. Additionally, as of the Final Funding Date, the Rentable Floor Area of Premises in Section 1.1 of the Lease shall be increased to 166,374 square feet, and Exhibit A and Exhibit D attached hereto shall collectively show the entire Premises and shall be substituted for the existing Exhibit A to the Lease. The foregoing is subject to appropriate downward adjustment if Tenant exercises its right pursuant to Paragraph 2(C) to reduce the Premises.

4.             Demise of Temporary Space; Parking. A. Notwithstanding anything herein to the contrary, as of the Effective Date, Landlord demises to Tenant, and Tenant accepts the demise of, the Temporary Space (hereinafter defined), for the Permitted Uses, in its “as-is” condition, without any representations or warranties by Landlord and without any obligation by Landlord to construct or prepare the Temporary Space for Tenant’s use, on all the terms and

(2)           If the Final Funding Date is not the first day of a calendar month, then an appropriate reconciliation shall be made and Tenant shall pay any difference in the Fixed Rent owing to Landlord upon demand therefor.

conditions of the Lease, as amended hereby, except for the obligation to pay Fixed Rent which is hereby waived and abated in full, except as otherwise provided below in subparagraph D. The term with respect to the Temporary Space shall commence on the Effective Date and continue until the date (the “Temporary Space Termination Date”) which is the earlier of (i) the Final Funding Date and (ii) the date on which Tenant moves out of the Temporary Space and relocates to the Existing Premises, unless terminated sooner pursuant to the terms of the Lease or this Paragraph 4. During the period of Tenant’s occupancy of the Temporary Space, no Fixed Rent or Additional Rent on account of Operating Costs or Taxes shall accrue or be payable by Tenant with respect to the Temporary Space. However, Tenant shall be obligated to pay, as Additional Rent to Landlord, all charges and costs made by the applicable public authority for electricity, water and other utilities furnished or consumed in the entirety of the Temporary Space, until such time that Tenant vacates the portion of the Temporary Space comprising the Vacant Space, as hereinafter defined. Once Tenant vacates that portion of the Temporary Space comprising the Vacant Space, Tenant shall pay to Landlord, as Additional Rent, its pro rata share of utility charges equitably allocated to the Additional Premises (based upon the ratio of the rentable area of the Additional Premises to the rentable area the Temporary Space) until Landlord completes the work to separate the electrical and other utilities serving the Additional Premises. Before taking occupancy of the Temporary Space, Tenant shall deliver to Landlord certificates evidencing the insurance required by Section 4.2.4 of this Lease, and shall obtain all permits from the applicable governmental authorities required to occupy the Temporary Space for the Permitted Uses, if necessary, and shall deliver copies of such permits to Landlord. The term “Temporary Space” shall mean the approximately 44,800 square feet of space in the Building not currently occupied by Tenant, as shown on Exhibit B attached hereto. For the purposes of this Amendment and the Lease, including without limitation Tenant’s indemnifications contained in Section 6.1.5 of the Lease, the term “Premises” shall be deemed to mean and include the Temporary Space during Tenant’s occupancy thereof.

B.   Landlord shall have the right to terminate Tenant’s right to use and occupy the Temporary Space, effective no earlier than the date that is four (4) months prior to the Final Funding Date, if Landlord requires such space for another tenant. In the event Landlord exercises the aforesaid right, (1) Landlord shall give Tenant a written notice terminating Tenant’s right to use and occupy the Temporary Space specifying an effective termination date that is at least thirty (30) days after the date of Landlord’s notice, and (2) the Temporary Space Termination Date specified in subparagraph A above shall be changed to the effective termination date specified in Landlord’s notice.

C.   It is contemplated that Tenant will move out of the Temporary Space on or before the Temporary Space Termination Date (as the same may be changed pursuant to subparagraph B above). As of the Temporary Space Termination Date, Tenant shall be obligated to yield-up and surrender the Temporary Space to Landlord in broom clean condition, free of all personal property and equipment, in substantially the same condition the Temporary Space was in on the Effective Date, reasonable wear and tear, damage and loss by casualty and condemnation excepted, and otherwise in accordance with, and subject to, the provisions of Section 6.1.9 of the Lease. If Tenant shall fail to comply with the foregoing provisions, Landlord may undertake such cleaning, repair and removal of personal property as is required to so comply, at Tenant’s cost and expense, and Tenant shall reimburse Landlord, as Additional

Rent, within thirty (30) days after invoice by Landlord, for all such costs and expenses. Subject to Paragraph 7 below, Tenant shall be responsible for paying for all moving costs incurred in connection with Tenant relocating from the Temporary Space to the Existing Premises.

D.   If Tenant remains in the Temporary Space beyond the Temporary Space Termination Date, such holding over shall be without right and shall not be deemed to create any tenancy, but Tenant shall be a tenant at sufferance only at a daily rate of rent equal to 2 times the rent then payable by Tenant for the remainder of the Premises. Tenant shall further indemnify Landlord against all loss, cost and damages resulting from Tenant’s failure and delay in vacating and surrendering the Temporary Space as provided above.

E.    Tenant acknowledges that the parking ratio for the Building is 3.5 spaces per 1,000 rentable square feet of floor area. Tenant further acknowledges that Landlord intends to lease a portion of the Temporary Space consisting of approximately 19,810 square feet as shown on Exhibit B-l attached hereto (the “Vacant Space”) to one or more other tenants and that Landlord needs to ensure that an appropriate number of parking spaces is available at all times to satisfy the parking ratio with respect to the Vacant Space. Accordingly, Tenant shall be permitted to use, at no additional cost, all of the parking spaces on the Property, provided, however, that at all times there shall be 70 parking spaces available nearest to the area of the Building in which the Vacant Space is located.

5.            Landlord’s Work. A. Landlord agrees to cause to be performed, at its sole expense, the work to the front entry and facade of the Building substantially as shown on the plan attached hereto as Exhibit C (the “Facade Work”), and the base building improvements described in Exhibit C-l attached hereto and incorporated herein by reference (the “Base Building Work”). Subject to the provisions of Section 10.5 of the Lease, and any delay caused by Tenant, the Landlord’s Facade Work described in Exhibit C, and the Base Building Work described in Exhibit C-l, shall all be substantially completed (defined below) no later than the date (the “Substantial Completion Date”) which is 120 days after the Site Plan Approval Date, provided Tenant cooperates with Landlord’s reasonable and necessary requirements to timely perform such work and coordinate the same with a corresponding Phase of Tenant’s Work, as applicable, and provided further that there is no delay caused by Tenant. The Facade Work and the Base Building Work are sometimes collectively referred to herein as “Landlord’s Work.”

B.   All of Landlord’s Work shall be completed by Landlord’s contractor, in a good and workmanlike manner employing good materials and so as to conform to all applicable governmental laws, statutes, ordinances, rules, codes and regulations (collectively, the “Applicable Laws”). Landlord agrees to cause its architects, engineers and contractors to coordinate and reasonably cooperate with those of Tenant to enable Tenant’s Work to be performed on schedule. Subject to the provisions of Section 10.5 of the Lease, if Landlord fails to substantially complete all of Landlord’s Work by the date which is 30 days after the Substantial Completion Date, and such failure is not due to the actions or inaction of Tenant, then Tenant, at its option, may perform the work to complete any uncomplete portions of Landlord’s Work, and Landlord shall, within thirty (30) days after demand therefor, reimburse Tenant for all out of pocket costs incurred by Tenant in completing such work, together with interest thereon at the Prime Rate as published in the Wall Street Journal from time to time plus two percentage points per annum.

C.   The term “substantially completed” as used herein shall mean that the work to be performed by Landlord pursuant to Exhibits C and C-l has been completed with the exception of (i) defects in Landlord’s Work of which Tenant shall have given notice to Landlord within one (1) year after the Substantial Completion Date, and (ii) minor items which can be fully completed without material interference with Tenant, and other items which because of the season or weather or the nature of the item are not practicable to do at the time, provided that none of said items is necessary to make the Premises tenantable. Any dispute between the parties as to whether substantial completion of Landlord’s Work has occurred which continues for thirty (30) days after notice from either party to the other, may upon request of either party be submitted for resolution to a mutually acceptable architect whose decision shall be binding on the parties.

D.   If Landlord claims that any act or omission by Tenant constitutes a “delay” caused by Tenant or constitutes a “non-cooperation” by Tenant, then Landlord shall promptly notify Tenant of the circumstances constituting such delay or non-cooperation within ten (10) days after Landlord becomes aware of the same. If Landlord fails to timely notify Tenant as aforesaid, then the purported delay and/or non-cooperation claim shall be irrevocably waived and Landlord shall not be entitled to the benefit of any purported claim relating thereto.

6.     Tenant’s Work and High Bay Work; Tenant’s Plans. A. All work other than the Landlord’s Work that is necessary or desirable to prepare the Premises for Tenant’s use and occupancy shall be performed by Tenant at its expense subject to the provisions of Paragraph 7 below (such work being referred to herein as the “Tenant’s Work”). Subject to Landlord’s obtaining site plan approval in accordance with Paragraph 20(A) below, Tenant shall cause to be constructed, at Tenant’s expense, subject to the provisions of Paragraph 7 below the High Bay Premises substantially as shown on and in accordance with the Tenant’s premises plan which is attached hereto as Exhibit D (the “High Bay Work”). Tenant shall have the right from and after the Effective Date to perform the Tenant’s Work in the Existing Premises and the Additional Premises and to access the Property as necessary to perform the High Bay Work, provided that all such work shall be conducted without unreasonable interference with the performance of any portion of Landlord’s Work. All work performed by Tenant shall be done in a good and workmanlike manner and in compliance with all Applicable Laws. Tenant shall pay promptly when due the entire cost of any work to the Premises undertaken by Tenant so that the Premises shall at all times be free of liens for labor and materials, and Tenant shall forthwith bond against or discharge any mechanics’ liens or other encumbrances that may arise out of such work. Except for obtaining site plan approval, including the variance required in connection therewith (all of which shall be Landlord’s obligation pursuant to Paragraph 20(A) below), Tenant shall obtain a building permit(s) from the Town of Billerica for the Tenant’s Work and the High Bay Work, and shall be responsible for obtaining the review required under Chapter 34 of the Massachusetts building code pursuant to Paragraph 20(B) below, at Tenant’s sole expense before undertaking such work. Tenant shall be responsible, at its expense, for obtaining a certificate of occupancy from the Town of Billerica for all of Tenant’s work in the Premises, including the High Bay Premises. Tenant shall save Landlord harmless and indemnified from all injury, loss, claims or damage to any person or property occasioned by or growing out of the Tenant’s Work and/or the High Bay Work, unless caused by the negligence or willful misconduct of Landlord or its agents, or contractors. Tenant agrees to cause its contractors to carry worker’s compensation insurance in accordance with statutory requirements, comprehensive public liability insurance covering such contractors on or about the Premises in amounts at least equal to the limits set forth in Section 4.2.4 of the Lease and builder’s risk insurance covering Landlord and Tenant as their interests may appear, against loss or damage by fire, vandalism, malicious mischief and such risks as are customarily covered by a so-called “extended coverage endorsement” to the full insurable value of Tenant’s work and to submit certificates evidencing such coverage to Landlord prior to the commencement of such work. In addition, Tenant agrees to cause its architects, engineers and contractors to coordinate and reasonably cooperate with those of Landlord to enable Landlord’s Work to be performed on schedule. Landlord hereby approves Tenant’s contractor, J. Calnan & Associates.

B.   Tenant shall submit to Landlord architectural, mechanical, electrical and plumbing construction drawings, plans and specifications (called “Tenant’s Plans”) necessary to perform the High Bay Work and the Tenant’s Work. The Tenant’s Plans for the High Bay Premises shall be consistent with the plan attached as Exhibit D. The preparation of Tenant’s Plans shall be Tenant’s responsibility at its expense and shall comply with Landlord’s reasonable submission requirements, which include, without limitation, delivery to Landlord of five (5) sets of each plan submission. Landlord shall approve or disapprove in writing the initial submission of any plans within seven (7) business days of receipt thereof, and any revisions thereof within three (3) business days of receipt of such revisions, as the case may be, failing which such plans shall be deemed approved. Landlord’s approval of the Tenant’s Plans shall not be unreasonably withheld, conditioned or delayed. If any of such plans are disapproved by Landlord, Landlord shall provide Tenant with specific reasons for such disapproval (which may include a request for more information), and the foregoing submission process shall be repeated until all Tenant’s Plans have been approved (or deemed approved) by Landlord. Tenant’s Plans approved by Landlord hereunder are referred to herein as “Tenant’s Approved Plans”. Tenant confirms and acknowledges that the TI Allowance may only be utilized for portions of Tenant’s Work which upgrade and improve the general condition of the Building. It is the intent of the parties that the TI Allowance is to be used for general Building-wide improvements and upgrades, such as improvements and upgrades that result in the following uses and facilities: assembly, storage, office, electronics lab (not to exceed 3,000 square feet), cafeteria, conference room, reception, restrooms and Building support systems. The TI Allowance shall not be used for the installation or purchase of the diesel tank and gantry. Tenant shall not make any changes to Tenant’s Approved Plans without obtaining Landlord’s approval which shall be sought in the manner described above. Tenant shall be permitted to make minor changes to Tenant’s Approved Plans without Landlord’s prior approval (“minor changes” meaning changes which are customary to the trades to accommodate field conditions or to substitute materials of equal or better quality to meet availability schedules).

7.            TI Allowance and Funding of TI Allowance. A. Landlord shall provide Tenant with a contribution toward the Costs of the Tenant’s Work equal to $3,200,000.00 (the “TI Allowance”), subject to reduction pursuant to Paragraph 2(C) hereinabove, and Paragraph 8 hereinbelow. The “Costs of the Tenant’s Work” shall mean (i) all hard and soft construction costs incurred by Tenant in connection with any of the Tenant’s Work which is a general Building upgrade or improvement pursuant to Paragraph 6(B) above, (ii) construction management costs, and design and permitting fees, and (iii) up to $350,000.00 for Tenant’s telecommunications/data cabling and moving expenses. In addition, Landlord shall provide a separate contribution toward the hard and soft costs incurred by Tenant in performing the High Bay Work of up to $2,500,000.00 (the “High Bay Allowance”). Notwithstanding the foregoing, Landlord shall have the right to deduct from the High Bay Allowance the costs incurred by Landlord in connection with the High Bay Work, which costs shall include architectural and engineering fees, the cost of geotech investigations performed by Landlord, up to $58,000.00 for the costs of filing for and obtaining approval of the site plan modification pursuant to Paragraph 20 below, and the fees of Jim Dangora in connection with such site plan approval. Any unused portion of the High Bay Allowance remaining after Landlord deducts Landlord’s costs pursuant to the preceding sentence may be applied by Tenant to supplement the TI Allowance.

B.   On the 31st day following the Site Plan Approval Date, Landlord shall advance to Tenant (i) $1,000,000.00 of the High Bay Allowance, which Tenant covenants to use and apply toward the costs of the High Bay Work, and (ii) $500,000.00 of the TI Allowance, which Tenant covenants to use and apply toward the Costs of the Tenant’s Work for Phase II and/or Phase III. Notwithstanding such advances, Tenant shall remain bound by the terms and requirements of Paragraph 6(B) above, including, without limitation, obtaining Landlord’s approval of the Tenant’s Plans. Tenant covenants to refund to Landlord any portion of the foregoing advanced sums that are remaining unused as of December 31, 2008, together with interest. If Tenant fails to refund such unused sums, and if Tenant’s failure continues for ten (10) days after written notice from Landlord to Tenant, then such failure shall be an event of default for the purposes of Section 8.1 of the Lease, and Landlord shall be entitled to avail itself of all rights and remedies under the Lease and at law for such default.

C.   When Tenant has completed any Phase of Tenant’s Work in the Premises, Tenant shall submit to Landlord from time to time (but not more frequently than upon completion of any Phase of Tenant’s Work) a requisition for payment from the TI Allowance, in the form of AIA Document G702 as to hard construction costs, and in such other form as to soft costs as is reasonably acceptable to Landlord, setting forth any costs incurred for the Tenant’s Work in such Phase, together with Tenant’s determination of the rentable floor area of the Phase for which a disbursement is being requested (which shall be determined by measuring the entire floor area contained within a Phase, taking measurement from the outside of any exterior wall and to the middle of any demising wall), subject to verification by Landlord’s architect, and partial lien waivers executed by Tenant’s general contractor and all subcontractors, a written statement from Tenant’s Architect that such Phase of Tenant’s Work has been completed substantially in accordance with Tenant’s Approved Plans, and a temporary certificate of occupancy for the Phase for which requisition is being submitted, and within thirty (30) days following Landlord’s receipt of all of the foregoing, Landlord shall pay to Tenant the amount of each such requisition, or in the case of the requisition for Phase II and Phase III (if applicable) shall apply a credit against such requisition for the sum of the TI Allowance previously advanced by Landlord to Tenant pursuant to Paragraph B above; provided that the last requisition hereunder shall not be paid until thirty (30) days after Tenant’s requisition accompanied by a written statement from Tenant’s Architect that such Tenant’s Work has been completed substantially in accordance with Tenant’s Approved Plans, final lien waivers executed by Tenant’s general contractor and all major subcontractors providing work in excess of

$25,000.00, and a final certificate of occupancy (except that a temporary certificate of occupancy shall be acceptable if Tenant’s inability to obtain a final certificate of occupancy is due to Landlord’s failure to complete the Landlord’s Work) and other required governmental approvals for the Tenant’s Work. When Tenant has completed the High Bay Work, Tenant shall submit to Landlord a requisition for payment of the High Bay Allowance, in the form of AIA Document G702 as to hard construction costs, and in such other form as to soft costs as is reasonably acceptable to Landlord, setting forth the costs incurred by Tenant for the High Bay Work, together with final lien waivers by Tenant’s general contractor and all major subcontractors providing work in excess of $25,000.00, a written statement from Tenant’s Architect that the High Bay Work has been completed substantially in accordance with Tenant’s Approved Plans, and a final certificate of occupancy for the High Bay Premises, and within thirty (30) days following Landlord’s receipt of all of the foregoing, Landlord shall pay to Tenant the amount of the requisition for the High Bay Work, except that there shall be a credit applied against such requisition for the sum of the High Bay Allowance previously advanced by Landlord to Tenant pursuant to Paragraph B above. If any lien is filed against the Property, or any part or interest therein, arising out of or in connection with the Tenant’s Work and/or the High Bay Work and such lien or encumbrance is not discharged, insured or bonded over or otherwise disposed of to Landlord’s reasonable satisfaction within thirty (30) days after the filing or establishment thereof, then Landlord shall have no further obligation to disburse any funds from the TI Allowance or the High Bay Allowance, as applicable, to Tenant unless and until the same is so discharged or otherwise disposed, in addition to, and not in lieu of, Landlord’s rights and remedies and Tenant’s obligations on account thereof under the Lease or otherwise.

8.             Rent Reduction. Tenant may elect to spend less than the full TI Allowance. In the event Tenant so elects, then no later than the date which is thirty (30) days following the Site Plan Approval Date, Tenant shall notify Landlord of the amount (the “Reduction Amount”) by which the TI Allowance shall be reduced. Under no circumstances may the Reduction Amount be greater than $1,000,000.00. If Tenant exercises such reduction right, the Annual Fixed Rent Rate specified in Paragraph 3 of this Amendment shall be reduced annually by an amount which is the sum of the Reduction Amount times 10. Tenant agrees to execute and deliver to Landlord such reasonable documentation as Landlord requests to confirm the amount of the Annual Fixed Rent Rate and the Monthly Fixed Rent Rate as aforesaid.

9.             Escrow Fund. If Tenant has not requested payment of the entire amount of the TI Allowance and the High Bay Allowance on or before the Final Funding Date in accordance with the terms of paragraph 7B above, then Landlord shall deposit the portion of such funds remaining as of the Final Funding Date (such deposit being referred to herein as the “Escrow Deposit”) with a title company selected by Landlord (which title company shall be subject to Tenant’s reasonable approval) no later than thirty (30) days prior to the Final Funding Date. Such escrow agent shall hold and release the Escrow Deposit in accordance with the terms set forth in the form of escrow agreement attached hereto as Exhibit F, provided, however, any portion of the Escrow Deposit that is remaining on deposit with said escrow agent as of December 31, 2008 and which is not the subject of pending litigation shall be released to Landlord to be used for general improvements, alterations and upgrades at the Property.

10.           Extension Options. A. Provided that as of the date of the notice specified below,

Tenant is not in default and has not previously been in default of its obligations under the Lease, as amended hereby, beyond any applicable grace period, and provided further that the Lease has not been assigned (except to a Permitted Transferee (as defined in the Lease and Paragraph 16 of this Amendment), Tenant shall have the right to extend the term of the Lease for two additional periods of five (5) years each, each such period to begin immediately upon the expiration of the then current term of the Lease (the “Extended Terms”). All of the terms, covenants and provisions of this Lease shall apply to such Extended Terms except that the Annual Fixed Rent Rate for each such Extended Term shall be the market rate at the commencement of such Extended Term, as designated by Landlord. If Tenant shall elect to exercise either of the aforesaid options, it shall do so by giving Landlord notice in writing of its intention to do so not later than one (1) year prior to the expiration of the then current term of the Lease. If Tenant gives such notice, the extension of the Lease shall be automatically effected without the execution of any additional documents. The Term specified in paragraph 1 hereof and the Extended Terms are hereinafter collectively called the “term”.

B.   If the Tenant disagrees with Landlord’s designation of the market rate, and the parties cannot agree upon the market rate, then the market rate shall be submitted to arbitration as follows:  market rate shall be determined by impartial arbitrators, one to be chosen by the Landlord, one to be chosen by Tenant, and a third to be selected, if necessary, as below provided. The unanimous written decision of the two first chosen, without selection and participation of a third arbitrator, or otherwise, the written decision of a majority of three arbitrators chosen and selected as aforesaid, shall be conclusive and binding upon Landlord and Tenant. Landlord and Tenant shall each notify the other of its chosen arbitrator within ten (10) days following the call for arbitration and, unless such two arbitrators shall have reached a unanimous decision within thirty (30) days after their designation, they shall so notify the then President of the Boston Bar Association and request him to select an impartial third arbitrator, who shall be another office building owner, a real estate counselor or a broker dealing with like types of properties, to determine market rate as herein defined. Such third arbitrator and the first two chosen shall hear the parties and their evidence and render their decision within thirty (30) days following the conclusion of such hearing and notify Landlord and Tenant thereof. Landlord and Tenant shall share equally the expense of the third arbitrator (if any). If the dispute between the parties as to a market rate has not been resolved before the commencement of Tenant’s obligation to pay Fixed Rent based upon such market rate, then Tenant shall pay Fixed Rent under the Lease based upon the then current rate until either the agreement of the parties as to the market rate, or the decision of the arbitrators, as the case may be, at which time Tenant shall pay any underpayment of Fixed Rent to Landlord, or Landlord shall refund any overpayment of Fixed Rent to Tenant. In any event, the Annual Fixed Rent Rate for each Extended Term shall not be less than the Annual Fixed Rent Rate in effect immediately prior to such Extended Term.

11.          Right to Lease Vacant Space. A. If at any time during the Term of the Lease, as extended by this Amendment, or any Extended Term, Landlord shall receive a “bona fide offer” from a third party to lease that remaining portion of the Building referred to herein as the Vacant Space, Landlord shall first give Tenant written notice of such offer (“Landlord’s Offer Notice”), including with such notice a copy of such third party offer, and Tenant shall have a continuous right of first expansion with respect to entering into an agreement to lease the Vacant Space on the terms as set forth in subparagraph B or C below, as the case may be, provided that at the time of Landlord’s Offer Notice Tenant is not in default of its obligations under the Lease beyond any applicable grace period, and provided, further, that at the commencement of the term for the Vacant Space the initial Tenant herein will occupy 100% of the Premises. Tenant shall have five (5) business days from receipt of Landlord’s Offer Notice within which to notify Landlord that Tenant is exercising its right to lease the Vacant Space. In the event Tenant notifies Landlord that Tenant does not elect to exercise its right to lease the Vacant Space, or otherwise fails to respond within the aforesaid 5 business-day period, Landlord shall have six (6) months to execute a lease for the Vacant Space. For the purposes of this Paragraph 11, the phrase “bona fide offer” shall mean any proposal or other writing from a third party not affiliated with Landlord, or such party’s authorized representative or real estate broker, setting forth the terms by which such party would enter into a lease for the Vacant Space.

B.   In the event Landlord receives a bona fide offer to lease the Vacant Space during the period commencing on March 1, 2005 and ending on the last day of the 60th calendar month thereafter (such period being the “1st Expansion Period”), and Tenant exercises its right to lease the Vacant Space, Landlord and Tenant shall enter into a lease amendment on the terms contained in the offer, except that (1) Tenant shall pay Fixed Rent with respect to the Vacant Space at the same rental rate then in effect for the Premises; (2) Tenant’s obligation to pay Fixed Rent shall commence ninety (90) days from and after the date Landlord delivers possession of the Vacant Space to Tenant in “as-is” condition; (3) Landlord shall provide an allowance equal to $15.00 per rentable square foot of the Vacant Space; and (4) the term for the Vacant Space shall be coterminous with the term of the Lease.

C.   In the event Landlord receives a bona fide offer to lease the Vacant Space at any time after the expiration of the 1st Expansion Period, and Tenant exercises its right to lease the Vacant Space, Landlord and Tenant shall enter into a lease amendment on all the same terms contained in the bona fide offer presented to Tenant with Landlord’s Offer Notice.

12.          Letter of Credit. The performance of Tenant’s obligations under the Lease, as amended hereby, shall be secured by a letter of credit throughout the term in accordance with and subject to the following terms and conditions:

A.   Amount of Letter of Credit. Concurrently with Tenant’s execution and delivery of this Amendment, Tenant shall deliver to Landlord an irrevocable standby letter of credit (the “Original Letter of Credit”) which shall be (i) in the form of Exhibit E attached to this Amendment (the “Form LC”), (ii) issued by a bank reasonably satisfactory to Landlord upon which presentment may be made in Boston, Massachusetts, (iii) in the amount equal to $300,000.00, and (iv) for a term of at least 1 year, subject to the provisions of Subparagraph B below. The Original Letter of Credit, any Additional Letters(s) of Credit and Substitute Letter(s) of Credit are referred to herein as the “Letter of Credit.”

B.   Renewal of letter of Credit. Each Letter of Credit shall be automatically renewable in accordance with the second to last paragraph of the Form LC; provided however, that Tenant shall be required to deliver to Landlord a new letter of credit (a “Substitute Letter of Credit”) satisfying the requirements for the Original Letter of Credit on or before the date 30 days prior to the expiration of the term of the Letter of Credit then in effect, if the issuer of such Letter of Credit gives notice of its election not to renew such Letter of Credit for any additional period pursuant thereto. Should any Letter of Credit contain a final expiration date, in addition to a current expiration date, such final expiration date shall be no earlier than 45 days following the expiration date of the Lease.

C.   Draws to Cure Defaults. If the Fixed Rent, Additional Rent or any other sum payable to Landlord hereunder shall be overdue and unpaid or should Landlord make payments on behalf of the Tenant, or Tenant shall fail to perform any of the terms of this Lease in all cases beyond the expiration of all applicable notice and cure periods, then Landlord shall have the right, at any time thereafter to draw down from the Letter of Credit the amount necessary to cure such default. In the event of any such draw by the Landlord, Tenant shall, within 30 days of written demand therefor, deliver to Landlord an additional Letter of Credit (“Additional Letter of Credit”) satisfying the requirements for the Original Letter of Credit, except that the amount of such Additional Letter of Credit shall be the amount of such draw.

D.   Draws to Pay Damages. In addition, if (i) the Lease shall have been terminated as a result of Tenant’s default under the Lease beyond the expiration of the applicable cure period, and/or (ii) the Lease shall have been rejected in a bankruptcy or other creditor-debtor proceeding, then Landlord shall have the right at any time thereafter to draw down from the Letter of Credit an amount sufficient to pay any and all damages payable by Tenant on account of such termination or rejection, as the case may be, pursuant to Article 8 hereof. In the event of bankruptcy or other creditor-debtor proceeding against Tenant, all proceeds of the Letter of Credit shall be deemed to be applied first to the payment of rent and other charges due Landlord for all periods prior to the filing of such proceedings.

E.    Draws for Failure to Deliver Substitute Letter of Credit. If Tenant fails timely to deliver to Landlord a Substitute Letter of Credit, then Landlord shall have the right, at any time thereafter, without giving any notice to Tenant, to draw down the Letter of Credit and to hold the proceeds thereof (“Security Proceeds”) in a bank account in the name of Landlord, which may be withdrawn and applied by Landlord under the same circumstances and for the same purposes as if the Security Proceeds were a Letter of Credit. Upon any such application of Security Proceeds by Landlord, Tenant shall, within 30 days of written demand therefor, deliver to Landlord an Additional Letter of Credit in the amount of Security Proceeds so applied.

F.    Transferability. Landlord shall be entitled to transfer its beneficial interest under the Letter of Credit or any Security Proceeds in connection with (i) Landlord’s sale or transfer of the Property, or (ii) the addition, deletion or modification of any beneficiaries under the Letter of Credit and the Letter of Credit shall specifically state on its face that it is transferable by Landlord, its successors and assigns. Landlord shall pay all costs and fees charged to effect such transfer.

G.   Return of Letter of Credit at End of Term. Within 45 days after the expiration of the term, to the extent Landlord has not previously drawn upon any Letter of Credit or Security Proceeds held by Landlord, Landlord shall return the same to Tenant provided that there is not at such time any continuing default of any of Tenant’s obligations under the

Lease, and if there is any continuing default, then within ten (10) days after the curing of such default.

H.   Existing Security Deposit. Upon receipt of an acceptable Original Letter of Credit, Landlord shall return to Tenant the cash security deposit Landlord is currently holding, and existing Section 4.4 of the Lease shall be deleted and of no farther force or effect.

13.          Nondisturbance and Attornment Agreement. Within sixty (60) days following the Site Plan Approval Date, Landlord shall obtain from Landlord’s lender an agreement that Tenant’s rights to possession will not be disturbed so long as Tenant is not in default beyond the expiration of applicable grace periods under the Lease, which agreement shall be on such lender’s customary form, subject to such reasonable changes that Tenant may negotiate.

14.          Brokers. Landlord and Tenant warrant and represent to each other that they have dealt with no broker in connection with this Amendment, other than Nordblom Brokerage Company and The Staubach Company of New England LLC (collectively, the “Brokers”) and in the event of any brokerage claims, other than by the Brokers, against Tenant or Landlord predicated upon prior dealings with the other, Landlord and Tenant, as the case may be, agree to defend the same and indemnify and hold the other harmless against any such claim. Landlord shall be responsible for paying the commission due to the Brokers pursuant to a separate agreement between Landlord and the Brokers.

15.          Yield-up. Tenant shall be required to remove, upon the expiration or earlier termination of the term of the Lease, its diesel tank and the outside gantry, all specialty chemical rooms, specialty plumbing, process piping, and Tenant’s old data wiring and cabling which had been previously abandoned by Tenant, and shall repair any damage to the Building or Property caused by such removal in accordance with the requirements of said Section 6.1.9. In addition, Landlord, at the time Landlord responds to the Tenant’s Plans, shall identify those items that must be removed at the expiration of the term. Notwithstanding the foregoing or anything to the contrary in Section 6.1.9 of the Lease, Landlord shall not require Tenant to remove items of general and customary use in office and R&D buildings, such as: partitions, ceiling, lights, HVAC systems, flooring, doors, non-specialty plumbing and life safety systems.

16.          Assignment and Subletting. Section 6.2.1 of the Lease is amended as of the Effective Date by expanding the definition of “Permitted Transferees” specified in the first sentence of said Section 6.2.1 to include any entity that acquires all or substantially all of the stock or assets of Tenant, so long as the net worth of the resulting entity is not less than the net worth of Tenant immediately prior the date of such acquisition. In addition, Tenant may assign the Lease in its entirety, or sublease up to 50,000 square feet of the Premises (and Landlord’s termination and recapture rights set forth in Section 6.2.1 of the Lease shall not apply in either case) to any party of a type and quality suitable for a suburban flex/R&D building; provided Tenant obtains Landlord’s prior written consent which shall not be unreasonably withheld, conditioned or delayed.

17.          Roof Replacement. Prior to February 29, 2012, Landlord and Tenant shall cooperate to reasonably determine whether and when the roof of the Building should be replaced. Landlord shall have no obligation to consult with Tenant concerning roof replacement after such date.

18.         Signs. Notwithstanding anything to the contrary contained in the Lease, Tenant shall be permitted to erect, at its expense, interior and exterior signage in accordance with Landlord’s sign rendering dated April 20, 2004. All Tenant’s signage shall conform to all applicable local ordinances and Landlord’s sign policy for the Building and shall be maintained by Tenant in good repair throughout the term of the Lease. Landlord will install two (2) tenant/Building identification signs directing visitors to the main Building entrance and parking.

19.         No Competitors. So long as American Science and Engineering Inc. occupies 100% of the Premises, Landlord shall not lease any space in the Building to the following entities:  Smiths Heimann; Analogic; OSI/Rapiscan; SAIC; and L-3.

20.          Governmental Approvals. A. Tenant’s right to perform the High Bay Work is conditioned upon Landlord obtaining from the Town of Billerica approval of a modified site plan that contemplates the construction of the High Bay Premises. Landlord agrees to apply for and take all necessary steps to obtain approval of the site plan modification from the Town of Billerica. Tenant, without obligating itself to incur any costs or expenses, shall assist and cooperate with Landlord with respect to obtaining such approval so far as Landlord reasonably requests. Landlord shall use diligence to obtain such approval on or before February 1, 2005. However, if Landlord, after having diligently prosecuted its application therefor, fails to obtain such approval on or before May 1, 2005 (the “Outside Approval Date”), then Tenant may elect to either (i) postpone the Outside Approval Date for one period of thirty (30) days from the date of Tenant’s election notice, or (ii) terminate the Lease effective as of the date which is one year from the date of Tenant’s election notice (the “Effective Termination Date”), provided Tenant gives Landlord written notice of its election within ten (10) days after the Outside Approval Date, which notice shall specify whether Tenant is electing to postpone the Outside Termination Date or to terminate the Lease as of the Effective Termination Date. Tenant may elect to postpone the Outside Termination Date only once. After postponement, Tenant’s sole right with respect to any delay in obtaining site plan modification shall be to terminate the Lease as set forth in this paragraph. If Tenant timely exercises its option to terminate the Lease, then (A) Tenant shall have no right to occupy the Additional Premises and Paragraph 2 hereof shall be void and of no effect, (B) Tenant’s right to occupy the Temporary Space shall expire and Tenant shall vacate and yield up the Temporary Space in accordance with the terms of Paragraph 4.C above within ten (10) business days after the date of Tenant’s election notice as aforesaid, (C) the Lease shall continue in effect with respect to the Existing Premises and Tenant shall pay Fixed Rent to Landlord at the Annual Fixed Rent Rate and Monthly Fixed Rent Rate of $604,800.00 and $50,400.00, respectively, until the Effective Termination Date (D) Tenant shall continue to pay to Landlord amounts on account of Taxes and Operating Costs with respect to the Existing Premises, and (E) on the Effective Termination Date, the Lease, as amended hereby, shall terminate without the need for any further documentation and the parties shall have no further accruing liability or obligation to each other.

B.            Tenant acknowledges that Tenant shall be required to comply with Chapter 34 of the state Building Code dealing with renovations to existing structures. Tenant shall, at its sole expense, cause its architect to coordinate and prepare the requisite structural review and report and submit the same to the Town of Billerica; provided, however, that Tenant shall first submit such report (together with Tenant’s structural engineer’s review) to Landlord for Landlord’s review and input prior to submitting the same with the Town.

21.         Structural Upgrades. In light of Tenant’s concern that certain structural upgrades might be required by the Building Inspector of the Town of Billerica on account of Tenant’s Building improvements, Landlord and Tenant have agreed to establish the responsibilities of the parties with respect to such requirements. Provided that Tenant’s design of the High Bay Premises will not necessitate any structural changes to the Building to accommodate the High Bay Work, and provided, further, that Tenant does not intend to place any equipment on the roof of the Building nor place any hanging equipment from the structure of the Building, then if the Building Inspector requires any structural upgrades to the Building to comply with applicable building code requirements, Landlord shall perform the structural upgrade work so required, and the cost of such work up to $100,000.00 shall be shared equally between Landlord and Tenant (so that Tenant shall only be responsible for directly paying Landlord up to $50,000.00 of the cost of the work). The cost of such structural work which exceeds $100,000.00, if any, shall be deemed a “capital expenditure” for the purposes of Section 4.2.3 of the Lease and the amortized portion thereof shall be included in Operating Costs to be paid for by Tenant in accordance with the provisions of said Section 4.2.3.

22.           Other Modifications. As of the Effective Date, Sections 2.3, 4.4 and 10.8 of the Lease are deleted, and Article 3 of the Lease shall have no further force or effect with respect to this Amendment.

23.           Miscellaneous. Each of the parties hereto represents and warrants to the other that the person executing this Amendment on behalf of such party has the full right, power and authority to enter into and execute this Amendment on such party’s behalf and that no consent from any other person or entity is necessary as a condition precedent to the legal effect of this Amendment. All prior understandings and agreements between the parties with respect to the subject matter of this Amendment are merged within this Amendment, which alone fully and completely sets forth the understanding of the parties with respect thereto. This Amendment may not be changed or modified nor may any of its provisions be waived orally or in any manner other than by a writing signed by the party against whom enforcement of the change, modification or waiver is sought. If not otherwise defined, capitalized terms used herein shall have the same meanings as defined in the Lease.

24.           Attorneys’ Fees. In the event any litigation between Landlord and Tenant arises with respect to any matter relating to Landlord’s Work (including, without limitation, Landlord’s failure to reimburse Tenant for Tenant’s costs under Paragraph 5(B) above), Tenant’s Work, the funding of the TI Allowance, or the Escrow Deposit, the prevailing party shall recover from the other party its costs and attorneys’ fees incurred in enforcing or defending its rights hereunder through final judgment and appeal.

As amended hereby, the Lease is ratified and confirmed in all respects and shall continue in full force and effect. The recitals appearing at the beginning of this agreement are hereby incorporated into this Amendment.

Executed under seal as of the date first written above.

LANDLORD:

MIDDLELEX DEVELOPMENT LIMITED PARTNERSHIP

By:	Route 3 Associates, general partner

	By:	/s/ [ILLEGIBLE]
As Trustee and not individually

	By:	/s/ [ILLEGIBLE]
As Trustee and not individually

TENANT:

AMERICAN SCIENCE AND ENGINEERING INC.

By:		/s/ Anthony R. Fabiano
Name:		Anthony R. Fabiano
Title:		President & CEO